Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-174632

LEAPFROG ENTERPRISES, INC.

6401 Hollis Street, Suite 100

Emeryville, California 94608

18,963,311 Shares

Class A Common Stock

This prospectus relates to the disposition from time to time of up to 18,963,311 shares of our Class A Common Stock, 14,689,294 of which are issuable upon conversion of 14,689,294 shares of Class B Common Stock currently held by the selling stockholders named in this prospectus. We are registering the shares that are subject to that certain Fourth Amended and Restated Stockholders Agreement, dated May 30, 2003, we entered into with the selling stockholders (the “Stockholders Agreement”), but the registration of the shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of Class A Common Stock by the selling stockholders.

The selling stockholders may sell the shares of Class A Common Stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares of Class A Common Stock in the section entitled “Plan of Distribution” on page 6. We will not be paying any underwriting discounts or commissions in this offering.

The common stock is traded on The New York Stock Exchange under the symbol “LF.” On June 7, 2011, the reported closing price of the common stock was $4.19 per share.

An investment in the shares offered hereby involves a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2011.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where it is lawful to do so. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A Common Stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, including our condensed consolidated financial statements and the related notes, before making an investment decision.

Leapfrog Enterprises, Inc.

LeapFrog, founded in 1995 and incorporated in 1997 in the State of Delaware, is a leading developer of fun learning solutions for children. Our product portfolio consists of learning toys, interactive reading systems, mobile learning systems, and software-based book and game content. We have developed a number of learning platforms, including the Leapster family of mobile learning systems, and the Tag and Tag Junior reading systems, which support a broad library of software titles. These and others of our products connect to our proprietary online LeapFrog Learning Path, which provides parents with personalized learning feedback and children with richer interactive learning experiences. We have created hundreds of interactive software titles for our platforms, covering subjects such as phonics, reading, writing and math. Our products are available in five languages (including Queen’s English) and are sold globally through retailers, distributors and directly to consumers via the leapfrog.com web-store.

Our principal executive offices are located at 6401 Hollis Street, Suite 100, Emeryville, California 94608, and our telephone number is (510) 420-5000. Our web site address is www.leapfrog.com. The information on, or accessible through, our web site is not part of this prospectus. Unless the context requires otherwise, references in this prospectus to “Leapfrog,” “company,” “we,” “us” and “our” refer to Leapfrog Enterprises, Inc. and its wholly-owned subsidiaries on a consolidated basis.

ALPHABET PAL, CLICKSTART, the ClickStart logo, COUNTING CANDLES, CRAMMER, DIDJ, Didj (stylized), the Didj logos, FLY, the Fly logo, FLY FUSION, the Fly Fusion logo, FRIDGE PHONICS, FRIDGE FARM, LEAP, LEAPFROG, the LeapFrog logos, the LeapFrog Connect logo, the LeapFrog Learning Path logo, the LeapFrog School logo, LEAPLET, LEAPPAD, LEAPSTER, the Leapster2 logo, LEAPSTER EXPLORER, the Leapster Explorer logo, LEAPTRACK, LEAPWORLD, the LeapWorld logo, LEARN & GROOVE, LEARNING FRIEND, LEARNING FRIEND TAD, LITTLE LEAPS, LITTLETOUCH, MR PENCIL, MY OWN LEAPTOP, ODYSSEY, SEE THE LEARNING, TAG, the Tag logo, the Tag Junior logo, the Tag School logo, TELEPHONICS and TWIST & SHOUT are some of our trademarks or service marks. This prospectus, including the information incorporated by reference into this prospectus, also includes other trademarks and service marks, as well as trade dress and trade names of ours. Other trademarks in this prospectus and the information incorporated by reference into this prospectus are the property of their respective owners.

The Offering

The following is a brief summary of the offering. You should read the entire prospectus carefully, including “Risk Factors” and the information, including financial information relating to Leapfrog included in our filings with the Securities and Exchange Commission, or SEC, and incorporated in this document by reference.

Class A Common Stock to be offered by the selling stockholders	18,963,311 shares, 14,689,294 shares of which are issuable upon conversion of 14,689,294 shares of Class B Common Stock held by the selling stockholders.

Use of proceeds	We will not receive any proceeds from the sale of the shares of Class A Common Stock covered by this prospectus.

New York Stock Exchange Symbol	LF

Risk Factors	See “Risk Factors” and other information included in, or incorporated by reference into, this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our Class A Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties discussed under the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010 and any subsequently filed quarterly reports on Form 10-Q, which are incorporated by reference into this prospectus in their entirety, together with the other information in this prospectus and the documents incorporated by reference into this prospectus. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our Class A Common Stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below entitled “Information Regarding Forward-Looking Statements.”

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the information that we incorporate by reference, contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “continue” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “could,” “will,” or the negative of these terms or other comparable terminology. These forward-looking statements may also use different phrases. Discussions containing these forward-looking statements may be found, among other places, in the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent annual report on Form 10-K and in our subsequently filed quarterly reports on Form 10-Q filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.

Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks include those factors discussed under the heading “Risk Factors” and elsewhere in this prospectus and the documents incorporated by reference into this prospectus. Because these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is a part, with the understanding that we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A Common Stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

Pursuant to the Stockholders Agreement, we agreed to file a registration statement, of which this prospectus is a part, with the SEC to register the disposition of the shares of our Class A Common Stock, including the shares of Class A Common Stock issuable upon the conversion of the Class B Common Stock, held by the selling stockholders.

The following table assumes the conversion of all shares of Class B Common Stock held by the selling stockholder into shares of Class A Common Stock and sets forth, with respect to each selling stockholder:

•	the name of the selling stockholder;

•	the number of shares of our Class A Common Stock owned by the selling stockholder prior to this offering;

•	the percentage (if one percent or more) of Class A Common Stock owned by the selling stockholder prior to this offering;

•	the number of shares of our Class A Common Stock being offered by the selling stockholder pursuant to this prospectus;

•	the number of shares of our Class A Common Stock to be owned by the selling stockholder upon completion of this offering, assuming all such shares are sold; and

•	the percentage (if one percent or more) of Class A Common Stock owned by the selling stockholder after this offering, assuming all such shares are sold.

This table is prepared based on information supplied to us by the selling stockholders and reflects holdings as of May 13, 2011. As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed below, and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the selling stockholders may offer under this prospectus. The selling stockholders may sell some, all or none of their shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of shares beneficially owned prior to the offering is based on 65,043,936 shares of our Class A Common Stock outstanding as of May 13, 2011, assuming conversion of all Class B Common Stock into Class A Common Stock.

	Shares of Class A Common Stock Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares of Class A Common Stock Beneficially Owned After Offering
Security Holder	Number		Percent		Number	Percent
Lawrence J. Ellison/Mollusk Holdings, LLC	13,778,534	[1]	21.18	13,778,534	—	*
Michael R. Milken	4,678,305	[2]	7.17	4,678,305	—	*
Lowell J. Milken	848,051	[3]	1.29	848,051	—	*
Hampstead Associates, L.L.C.	11,579	[4]	*	11,579	—	*
	19,293,311			19,293,311

[1]

Reflects shares held indirectly by Mr. Ellison through Mollusk Holdings, LLC, which is controlled by Cephalopod Corporation and Lawrence Investments. The address for Mollusk Holdings is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 320, Walnut Creek, CA 94596.

[2]

Includes 4,666,726 shares of Class A Common Stock held directly by Mr. M. Milken and 11,579 shares of Class A Common Stock held by Hampstead Associates, L.L.C. (“Hampstead”), which may be deemed to be beneficially owned by Mr. M. Milken. The address for Mr. M. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

[3]

Includes 836,472 shares of Class A Common Stock held directly by Mr. L. Milken and 11,579 shares of Class A Common Stock held by Hampstead which may be deemed to be beneficially owned by Mr. L. Milken. The address for Mr. L. Milken is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

[4]

Messrs. M. Milken and L. Milken may each be deemed to be a controlling person of Hampstead and in such capacity may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any securities owned of record, or beneficially owned, by Hampstead, but each disclaims such beneficial ownership. The address for Hampstead is c/o Maron & Sandler, 1250 Fourth Street, Suite 550, Santa Monica, California 90401.

PLAN OF DISTRIBUTION

We are registering the shares of Class A Common Stock, including the shares of Class A Common Stock issuable upon the conversion of the Class B Common Stock, held by the selling stockholders to permit the resale of these shares of Class A Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Class A Common Stock.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Class A Common Stock covered hereby on The New York Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

In connection with the sale of the Class A Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A Common Stock in the course of hedging the positions it assumes. The selling stockholders may also sell shares of the Class A Common Stock short and deliver these securities to close out its short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the Commission.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling stockholders may be entitled to contribution. We may be indemnified by the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, or we may be entitled to contribution.

The selling stockholders will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder unless an exemption therefrom is available.

The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Class A Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Class A Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that the selling stockholders will convert Class B Common Stock to Class A Common Stock or sell any or all of the shares of Class A Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Class A Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Cooley LLP, San Francisco, California will pass upon the validity of the securities being offered by this prospectus.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference into this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file electronically with the SEC our annual reports on Form 10-K, quarterly interim reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. We make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. You can also request copies of such documents by contacting our Investor Relations Department at 510-420-5150. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1- 202-551-8090 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Leapfrog. The SEC’s Internet site can be found at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements. The SEC file number for the documents incorporated by reference in this prospectus is 001-31396. We incorporate by reference the following information that has been filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 22, 2011 (“2010 Form 10-K”);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 6, 2011;

•	the information specifically incorporated by reference into our 2010 Form 10-K from our definitive proxy statement on Schedule 14A, filed with the SEC on April 20, 2011;

•	our current report on Form 8-K filed with the SEC on February 3, 2011;

•	our current report on Form 8-K filed with the SEC on February 17, 2011;

•	our current report on Form 8-K filed with the SEC on February 28, 2011;

•	our current report on Form 8-K filed with the SEC on March 3, 2011;

•	our current report on Form 8-K filed with the SEC on May 3, 2011;

•	our current report on Form 8-K filed with the SEC on June 6, 2011; and

•	the description of the Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on July 16, 2002 under the Exchange Act.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to our Director of Investor Relations, Leapfrog Enterprises, Inc., 6401 Hollis Street, Suite 100, Emeryville, California, 94608, telephone: (510) 420-5150.